Exhibit 99.3
Cambium Learning Group Announces Additional Investment by
Veronis Suhler Stevenson
Dallas, August 11, 2011-Cambium Learning Group, Inc. [Nasdaq: ABCD, the “Company”], a leading educational company focused primarily on serving the needs of at-risk and special student populations, announced today that the Company received notice from VSS-Cambium Holdings III, LLC, our majority shareholder which is controlled by Veronis Suhler Stevenson (“VSS”), that it is exercising its subscription right to acquire an additional $20 million of common stock in the Company. This subscription right was granted as part of the stockholder agreement relating to the merger between the Company and Voyager Learning Company in December 2009. The Company will issue 7,246,376 shares of its common stock to VSS-Cambium Holdings III, LLC as a result of this investment.
The Company and VSS expect to close the transaction in the next few days. The Company will use the cash from this additional investment from VSS for general corporate purposes.
About Cambium Learning Group, Inc.
Cambium Learning Group (Nasdaq: ABCD) is the leading educational company focused primarily on serving the needs of at-risk and special student populations. The company operates three core divisions: Voyager, which provides comprehensive interventions; Sopris, which is known for supplemental solutions; and Cambium Learning Technologies, which comprises IntelliTools®, Kurzweil Educational Systems®, Learning A—Z, and ExploreLearning. Cambium Learning Group is committed to providing research-based solutions that help educators raise the achievement levels of preK—12 students as well as adult learning communities. The company’s website is www.cambiumlearning.com.
Media and Investor Contact:
Shannan Overbeck
Cambium Learning Group, Inc.
214.932.9476
shannan.overbeck@cambiumlearning.com

Forward Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties and other factors that may cause the markets, actual results, levels of activity, performance or achievements of Cambium Learning Group, Inc. to be materially different from any actual future results, levels of activity, performance or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K-12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc. does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
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